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                                  EXHIBIT (99)


                                OXFORD LETTERHEAD


                                                              Contact: Jeff Boyd
                                                                  (203) 851-2260

                                                                   Chuck O'Neill
                                                                  (203) 851-1854

                      OXFORD ACQUIRES MINORITY INTEREST IN
                     CHICAGO-BASED COMPASS PPA, INCORPORATED

Norwalk, CT, April 8, 1997 -- Oxford Health Plans, Inc. (OXHP:NASDAQ) announced today that it has agreed to acquire a minority interest (less than ten percent) in Compass PPA, Incorporated, the parent company of a commercial health plan in Chicago, Ill. In addition, Compass will be licensed to use the Oxford name and Oxford's product names for use in its service area which includes metropolitan Chicago.

The terms of the transaction include a structure for Oxford to fully acquire Compass in the future. Oxford will also provide investment capital to build Compass' internal structure, expand its product offerings and provide working capital. Completion of the transaction is subject to satisfaction of certain conditions. Additional terms of the agreement were not disclosed.

Oxford has also agreed to sign an administrative service agreement with Compass and will provide management support in the day-to-day operations of the health plan.

"We see an outstanding opportunity to help Compass grow immediately while we introduce our name and products to one of the most dynamic markets in the country," said Stephen F. Wiggins, Oxford chairman and CEO. "Compass shares Oxford's vision of providing high quality healthcare products while offering value-added services to consumers. The Company is a good strategic match for Oxford."

Compass' subsidiary, Compass Health Care Plans, Inc., is an Illinois-licensed health maintenance organization with 24,000 members in its commercial plans. Compass also acts as administrator for a preferred provider organization plan with 15,000 members. Compass' provider network includes 56 IPAs including 1,800 primary care physicians and 74 hospitals in the Chicago metropolitan area.

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Oxford Health Plans, Inc. is one of the fastest-growing health plans in the country with more than 1.7 million members. The company is also one of the fastest-growing Medicare managed care plans in the


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country with more than 125,000 seniors enrolled in its Medicare Advantage Plan.
Product lines include traditional health maintenance organizations, its point-of-service Freedom Plan (the Company's largest product offering), its point-of-service Liberty Plan, third-party administration of employer funded benefits plans, Medicare and Medicaid plans and dental plans.


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